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                                  EXHIBIT 99.14

               NOTICE OF GRANT OF STOCK OPTION USED IN CONNECTION
                      WITH THE OPTION GRANT TO MR. WEISMAN


                               ACT NETWORKS, INC.
                         NOTICE OF GRANT OF STOCK OPTION

               Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of ACT Networks, Inc. (the "Corporation"):

        Optionee:                       David A. Weisman
                 ---------------------------------------------------------------

        Grant Date:                     February 23, 2000
                   -------------------------------------------------------------

        Vesting Commencement Date:      February 23, 2000
                                  ----------------------------------------------

        Exercise Price:                  $    10.00  per share
                                         ------------

        Number of Option Shares:              90,000     shares
                                          ---------------

        Expiration Date:                February 22, 2010
                       ---------------------------------------------------------


        Type of Option:            Non-Statutory Stock Option
                       ---------------------------------------------------------

               Installment Exercise Schedule: The Option shall become exercisable for twenty-four (24%) of the Option Shares upon the Optionee's completion of twelve (12) full months of Service measured from the Vesting Commencement Date. The Option shall become exercisable for the balance of the Option Shares in a series of thirty-eight (38) successive equal monthly installments upon Optionee's completion of each additional full month of Service over the thirty-eight (38)-month period measured from the first anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee's cessation of Service.

               Although the Option is not granted under ACT Networks, Inc. 1997 Stock Incentive Plan (the "Plan"), the Options shall be governed by terms and conditions substantially similar to that Plan. Optionee further agrees to be bound by the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

               Optionee hereby further acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

               No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

               Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

February 23, 2000
                                                   ACT NETWORKS, INC.
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                                            By:
                                               ---------------------------------
                                            Title: President and CEO


                                            ------------------------------------
                                            DAVID A. WEISMAN

                                            Address:
                                                    ----------------------------


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ATTACHMENTS
EXHIBIT A - STOCK OPTION AGREEMENT
EXHIBIT B - PLAN SUMMARY AND PROSPECTUS